Exhibit 5.2

JONES DAY

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

September 9, 2011

France Telecom

6 place d’Alleray

75505 Paris Cedex 15

France

Re:

$1,000,000,000 2.750% Notes due 2016 of France Telecom Offered through Underwriters

$1,000,000,000 4.125% Notes due 2021 of France Telecom Offered through Underwriters

(hereinafter collectively referred to as the “Notes”)

Ladies and Gentlemen:

We have acted as special United States counsel for France Telecom, a French société anonyme (the “Company”), in connection with the issuance and sale of the Notes, pursuant to the Purchase Agreement, dated September 7, 2011 (the “Purchase Agreement”), entered into by and the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Underwriters”).  The Notes will be issued pursuant to an indenture dated as of July 7, 2009, as amended and supplemented by the first supplemental indenture dated September 7, 2010 (together, the “Indenture”), both by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Purchase Agreement, will constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture,(ii) the definitive terms of the Notes will be established in accordance with all requisite corporate action and applicable law, including French law (except that no such assumption is made as to matters of the law of the State of New York that in our experience would normally be applicable to general business entities with respect to the contemplated issuance of the Notes), and (iii) the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinion expressed herein is limited to the laws of the State of New York as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of France.

 We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-156003) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the U.S. Securities Act of 1933 (the “Securities Act”) and to the reference to Jones Day under the captions “Validity of the Notes” and “Validity of the Securities” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day